Exhibit (d)(33)

Fee Waiver Agreement

To:	Simplify Exchange Traded Funds

10845 Griffith Peak Drive, 2/F
Las Vegas, NV 89135

Dear Board Members:

You have engaged Simplify Asset Management Inc. (“Simplify”) to act as the investment adviser to Simplify Tax Aware Total Portfolio Approach ETF, Simplify Tax Aware Alternatives ETF, Simplify Tax Aware Diversified Income Strategy ETF, and Simplify Tax Aware Diversified Fixed Income ETF (each a “Fund”) each a series of Simplify Exchange Traded Funds (the “Trust”) pursuant to a management agreement between Simplify and the Trust (the “Management Agreement”) with respect to the Funds.

Effective upon the date of execution of this Fee Waiver Agreement (the “Agreement”), as indicated below, through April 5, 2027 (the “Waiver Period”), Simplify agrees to waive its management fee payable under the Management Agreement with respect to each Fund by 10 basis points, reducing the management fee payable to Simplify from 0.25% to 0.15% of each Fund’s average daily net assets.

This Agreement shall remain in effect through the Waiver Period, unless sooner terminated as provided in this paragraph. This Agreement may not be terminated by Simplify but may be terminated by the Trust’s Board of Trustees, on written notice to Simplify. Additionally, this Agreement will terminate automatically upon the termination of the Management Agreement.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

Simplify Asset Management Inc.

By:	/s/ Paul Kim
Name:	Paul Kim
Title:	Chief Executive Officer
Date:	Effective as of April 6, 2026

ACCEPTANCE:

Simplify Exchange Traded Funds

By:	/s/ Paul Kim
Name:	Paul Kim
Title:	President
Date:	Effective as of April 6, 2026